Bitwise Bitcoin ETF S-1

Exhibit 10.9

Execution Version

Asset Purchase and Contribution Agreement

by and among

Bitwise Investment Advisers, LLC,

Bitwise Bitcoin ETF,

Osprey Funds, LLC,

and

Osprey Bitcoin Trust

Dated as of

August 26, 2024

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Asset Purchase and Contribution Agreement

This Asset Purchase and Contribution Agreement (this “Agreement”), dated as of August 26, 2024, is entered into between Osprey Bitcoin Trust, a Delaware statutory trust (“Contributor”), Osprey Funds, LLC, a Delaware limited liability company, as sponsor to Contributor (“Contributor Sponsor” together with Contributor, the “Contributor Parties” and each a “Contributor Party”), Bitwise Bitcoin ETF, a Delaware statutory trust (“Buyer”), and Bitwise Investment Advisers, LLC, a Delaware limited liability company, as sponsor to Buyer (“Buyer Sponsor” together with Buyer, the “Buyer Parties” and each a “Buyer Party”). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified in Exhibit A attached hereto. Each Buyer Party, and/or each Contributor Party, individually or collectively, as the case may be, may sometimes be referred to herein as a “Party” and, collectively, as the “Parties”.

Recitals

Whereas, Contributor wishes to contribute and assign to Buyer, and Buyer wishes to purchase and assume from Contributor, all of Contributor’s Bitcoins, in exchange for Buyer issuing Buyer Shares to Contributor, subject to the terms and conditions set forth herein;

Now, Therefore, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I

Purchase and Contribution

Section 1.01.      Purchase and Contribution of Assets. Subject to the terms and conditions set forth herein, at the Closing, Contributor shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and assume from Contributor, all of Contributor’s right, title, and interest in and to, Contributor’s Bitcoins as set forth on Schedule 3.03(a), together with all information regarding the underlying networks, smart contracts, and tax documentation to which such Bitcoins are subject, but, for the avoidance of doubt, not including the Excluded Assets (collectively, the “Purchased Coins”).

Section 1.02.      Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Contributor be deemed to sell, transfer, assign, convey or deliver, and Contributor shall retain all right, title and interest in and to all other properties, rights, interests and other assets of Contributor that are not Purchased Coins, including the following (collectively, the “Excluded Assets”):

(a)        all cash and cash equivalents, all bank accounts, and all deposits or prepaid or deferred charges and expenses that have been prepaid by Contributor, and any retainers or similar amounts paid to Advisors or other professional service providers, in each case, other than the Purchased Coins;

(b)        all contracts of Contributor;

(c)        all documents, in each case, (i) to the extent they are primarily used in, or primarily relate to, any of the Excluded Assets or Excluded Liabilities (including information stored on the computer systems, data networks or servers of Contributor), (ii) to the extent that such documents constitute Contributor’s financial accounting documents, all minute books, organizational documents, stock registers and such other books and records of Contributor to the extent pertaining to the ownership, organization or existence of Contributor, Tax Returns (and any related work papers), corporate seals, checkbooks, and canceled checks or (iii) that Contributor is required by Law to retain;

(d)        all current and prior insurance policies of Contributor, including for the avoidance or doubt all director and officer insurance policies, and all rights and benefits of any nature of Contributor with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(e)        all equity interests of Contributor or securities convertible into, exchangeable, or exercisable for any such equity interests;

(f)         Contributor’s claims or other rights under this Agreement or the Transaction Documents, including the Closing Consideration;

(g)        any claims of Contributor for any Tax refunds accrued prior to Closing or any recoveries under any insurance policies that are paid out prior to Closing;

(h)        Contributor’s accounts receivable, and other amounts or Liabilities owing to Contributor; and

(i)         any employees, employee benefit plans of Contributor and any personnel records relating to employees of Contributor.

Section 1.03.      Assumption of Liabilities. For purposes of this Agreement, “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise. Buyer shall assume and agree to pay, perform and discharge when due any and all Liabilities of Contributor arising out of or relating to the Purchased Coins on or after the Closing. Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities arising out of or relating to the Purchased Coins prior to the Closing Date, or any Liabilities relating to or arising out of the Excluded Assets (the “Excluded Liabilities”);

Section 1.04.      Closing Consideration. The purchase price for the Purchased Coins shall be an aggregate amount equal to the Closing Consideration. At the Closing, Buyer shall issue to Contributor the Closing Consideration in accordance with the terms set forth in Section 2.04 herein.

Article II

Closing

Section 2.01.      Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), upon all of the conditions to Closing set forth in Article VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Parties may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The effective time of the Closing shall be 4:00 p.m. Eastern Time, on the Closing Date (the “Effective Time”).

Section 2.02.      Closing Deliverables. (a) At the Closing, Contributor Parties shall deliver to Buyer Parties the following:

(i)         a bill of sale and assignment, in a form and substance reasonably acceptable to Buyer Parties, conveying title to the Purchased Coins to Buyer free and clear of any Encumbrances, duly executed by Contributor (the “Bill of Sale and Assignment”);

(ii)        each of the Purchased Coins to the wallet address designated by Buyer in writing for the relevant Purchased Coins of such type; and prior to transferring any Purchased Coins in full, Contributor shall send a test transaction of a de minimis amount and shall immediately deliver the remainder of the relevant Purchased Coins, following Buyer’s confirmation in writing that the de minimis amount was received in such wallet address; provided that such transfers of the Purchased Coins shall be deemed complete when each transfer is publicly confirmed on the blockchain for the related Bitcoins at least six (6) times;

(iii)       a certificate of an authorized officer of Contributor Sponsor on behalf of Contributor certifying that attached thereto are (1) true and complete copies of Contributor’s Charter Documents, and (2) true and complete copies of all resolutions adopted by the Contributor Sponsor authorizing the execution, delivery and performance of this Agreement and each of the Transaction Documents (to the extent Contributor is party thereto) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, duly executed by an officer of Contributor Sponsor on behalf of Contributor;

(iv)       a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority with respect to Contributor;

(v)        an IRS Form W-9 properly completed and duly executed by Contributor or Contributor’s regarded owner for U.S. federal Tax purposes;

(vi)       a Contributor Closing Certificate, duly executed by Contributor;

(vii)      Contributor’s tax files sufficient to enable Buyer to accurately determine the holding period, tax basis and other relevant tax information in regard to the Purchased Coins;

(viii)     the Plan of Liquidation and Dissolution, in a form and substance reasonably acceptable to Buyer Parties, duly executed by Contributor; and

(ix)        such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer Parties, as may be required to give effect to the transactions contemplated by this Agreement.

(b)       At the Closing, Buyer Parties shall deliver to Contributor Parties the following:

(i)         the Closing Consideration;

(ii)        the Bill of Sale and Assignment, duly executed by Buyer;

(iii)       a certificate of an authorized officer of Buyer Sponsor on behalf of Buyer certifying that attached thereto are (1) true and complete copies of Buyer’s Charter Documents, and (2) true and complete copies of all resolutions adopted by the Buyer Sponsor authorizing the execution, delivery and performance of this Agreement and the Transaction Documents (to the extent Buyer is party thereto) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, duly executed by an officer of Buyer Sponsor on behalf of Buyer;

(iv)       a Buyer Closing Certificate, duly executed by Buyer; and

(v)        such other documents or instruments as Contributor Parties reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.03.      Allocation of Closing Consideration. The Purchased Coins shall be allocated among the Closing Consideration on a per Share basis determined as the time of Closing. Buyer Parties and Contributor Parties each (a) agree to be bound, and to cause their respective Affiliates and shareholders to be bound, by such allocation, (b) shall act, and cause their respective Affiliates to act, in accordance with such allocation in the preparation, filing and audit of any Tax Return and for all other Tax and accounting purposes, and (c) shall not take any position or action inconsistent with such allocation.

Section 2.04       Issuance of Buyer Shares. At or before the Effective Time, the Buyer Sponsor shall cause Buyer to deposit with the brokerage designated in advance by Contributor Sponsor the Buyer Shares representing the Closing Consideration.

Article III

Representations and Warranties of Contributor Parties

Except as set forth in the schedules delivered pursuant to this Agreement (the “Disclosure Schedules”), Contributor Parties, as applicable, represent and warrant to Buyer Parties as follows:

Section 3.01.      Organization and Authority of Contributor. Contributor is a statutory trust duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Contributor Parties have full power and authority to enter into this Agreement and the other Transaction Documents to which each Contributor Party is a party, to carry out their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Contributor Parties of this Agreement and any other Transaction Document to which each Contributor Party is a party, the performance by Contributor Parties of their obligations hereunder and thereunder, and the consummation by Contributor Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite authority on the part of each Contributor Party. This Agreement and each Transaction Document to which a Contributor Party is a party constitute legal, valid, and binding obligations of such Contributor Party enforceable against such Contributor Party in accordance with their respective terms.

Section 3.02.      No Conflicts or Consents. Except as set forth in Schedule 3.02 of the Disclosure Schedules, the execution, delivery, and performance by Contributor Parties of this Agreement and the other Transaction Documents to which each Contributor Party is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the Charter Documents of each of the Contributor Parties; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (“Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to any Contributor Party or the Purchased Coins; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any contract to which Contributor is a party or by which any Contributor Party is bound or to which any of the Purchased Coins are subject; or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on any of the Purchased Coins.

Section 3.03.      Cryptocurrency.

(a)      Schedule 3.03(a) of the Disclosure Schedules sets forth a list of all Purchased Coins held by Contributor as of the date hereof and the means through which Contributor as of such date controls such Purchased Coins (e.g., “private keys,” custody agreements or agreements with parties performing validation services). Contributor has the exclusive ability to control, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means, all such Purchased Coins set forth on Schedule 3.03(a) of the Disclosure Schedules, and owns such Purchased Coins free and clear of all Encumbrances.

(b)      Contributor has implemented procedures and controls regarding management and storage of and access to authentication credentials such as private keys (including electronic devices that sign transactions using such private keys) and means for instructing third party custodians (“Authentication Credentials”) for the Purchased Coins, including limitation of access to Authentication Credentials to employees who need to have such access and requiring multiple individuals to sign off on transactions. Where Authentication Credentials are not held by employees of Contributor Parties, such Authentication Credentials are exclusively held by reputable third-party custodians or wallet providers whose security procedures are consistent with industry standards and have been evaluated by Contributor Parties and found to be fit for Contributor Parties’ purposes. There has never been (i) any fraud or other wrongdoing related to the Authentication Credentials that involves any of Contributor Parties’ management or other employees who have a role in the custody of any Bitcoin or (ii) any claim or allegation regarding any of the foregoing.

Section 3.04.      Title to Purchased Coins; Exclusive Ownership. Contributor has good and valid title to all Purchased Coins, free and clear of all Encumbrances and, at the Closing, Buyer will be vested with good and valid title to all such Purchased Coins, free and clear of all Encumbrances and Liabilities (including Encumbrances implemented through “smart contracts” or other technological means), to the fullest extent permissible under Law.

Section 3.05.      Legal Proceedings; Governmental Orders. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at Law or in equity (collectively, “Actions”) pending or, to Contributor Parties’ Knowledge, threatened against or by Contributor Parties: (i) relating to or affecting the Purchased Coins; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.06.      Permits; Compliance with Laws.

(a)      (i) Contributor Parties are not in violation of any Laws, Governmental Order or any Money Transmitter Requirement, applicable to the Purchased Coins and (ii) Contributor holds, and is in compliance with, all licenses, permits, registrations and authorizations, necessary for the lawful ownership of the Purchased Coins.

(b)      Contributor Parties and each of their respective directors, officers and employees acting in such capacity are and have in the past three (3) years been in compliance with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and any other Law concerning anti-corruption or anti-bribery applicable to its business, and no Contributor Party is, to Contributor Parties’ Knowledge, being investigated by any Governmental Authority with respect to, nor been given notice in writing by a Governmental Authority of, any violation by such Contributor Party of the FCPA or any other Law concerning anti-corruption or anti-bribery.

(c)       (i) Neither Contributor Parties nor any director or officer of Contributor Parties, nor any employee, agent or representative or other Person who performs or has performed services on behalf of Contributor Parties in the past three (3) years, is a Person that is the subject or target of economic sanctions administered by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) (including the designation as a “Specially Designated National or Blocked Person” thereunder), the United Nations Security Council, His Majesty’s Treasury, the European Union, the Bureau of Industry Security of the U.S. Department of Commerce, the U.S. Department of State, or any sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 or the U.S. National Defense Authorization Act of 2013, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Department of the Treasury set forth under 31 CFR, Subtitle B, Chapter V, or any orders or licenses issued thereunder (collectively, “Sanctions”), nor any Sanctioned Person; (ii) the Purchased Coins are not the property or interests in property of a Sanctioned Person, and are not otherwise the subject or target of Sanctions; and (iii) Contributor Parties have not in the past three (3) years been in violation of applicable Sanctions.

(d)      Contributor Parties and each of their respective directors, officers and employees acting in such capacity are and have in the past three (3) years been in compliance with all anti-money laundering and financial recordkeeping and reporting Laws to which each such Contributor Party is subject, including the related rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no Action by or before any Governmental Authority involving Contributor Parties or the Purchased Coins or, Contributor Parties’ directors, officers or employees with respect to the Anti-Money Laundering Laws is pending, or, to the Knowledge of Contributor Parties, threatened.

(e)       None of the Purchased Coins or Authentication Credentials are physically or electronically stored or located outside the United States.

Section 3.07.      Taxes.

(a)       In General. All material Taxes due and owing by Contributor Parties have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Contributor Parties. All material Tax Returns required to be filed by Contributor Parties for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b)      Tax Files. The tax files and records provided to Buyer pursuant to Section 1.01 are true, complete and correct in all respects. Such tax files are sufficient for Buyer to determine the tax basis and holding period of the Purchased Coins as well as all other items required to be reported under Treas. Reg. § 1.671-5.

(c)      Diversification. The value of the assets other than Bitcoin that are being transferred pursuant to the Agreement is less than 1% of the value of the Purchased Coins.

(d)      Final Year. Contributor will not treat the final liquidating distribution of Contributor as a distribution of cash under Treas. Reg. § 1.671-5(c)(2)(iv)(F)(2).

Section 3.08. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Contributor Parties.

Section 3.09. Full Disclosure. No representation or warranty by any Contributor Party in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer Parties pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV

Representations and Warranties of Buyer Parties

Buyer Parties, as applicable, represent and warrant to Contributor Parties that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01. Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer Parties have full power and authority to enter into this Agreement and the other Transaction Documents to which each Buyer Party is a party, to carry out their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer Parties of this Agreement and any other Transaction Document to which each Buyer Party is a party, the performance by Buyer Parties of their obligations hereunder and thereunder, and the consummation by Buyer Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Buyer Party. This Agreement and each Transaction Document to which a Buyer Party is a party constitute legal, valid, and binding obligations of each Buyer Party enforceable against such Buyer Party in accordance with their respective terms.

Section 4.02.      No Conflicts; Consents. Except as set forth in Schedule 4.02 of the Disclosure Schedules, the execution, delivery, and performance by Buyer Parties of this Agreement and the other Transaction Documents to which each Buyer Party is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the Charter Documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03.      Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04.      Legal Proceedings. There are no Actions pending or, to Buyer Parties’ Knowledge, threatened against or by Buyer Parties that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.05.      Buyer Shares. Buyer has or will have available to it a quantity Buyer Shares necessary to pay the Closing Consideration and satisfy Buyer Parties’ obligations in connection with the transactions contemplated herein. Buyer Shares to be issued as Closing Consideration, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights).

Section 4.06.      Taxes.

(a)      Tax Status. Buyer is not an association taxable as a corporation for Federal income tax purposes and is classified as a grantor trust and is governed by the provisions of subpart E of Part I of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the “Code”).

(b)      Diversification. No more than an insignificant portion of the total value of the portfolio of Buyer determined under Treas. Reg. § 1.351-1(c)(5) determined immediately before and immediately after the Closing consists or will consist of assets other than Bitcoin.

Section 4.07.     Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Purchased Coins, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records and other documents and data of Contributor for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Contributor Parties set forth in Article III of this Agreement (including related portions of the Disclosure Schedules); and (b) neither the Contributor Parties nor any other Person has made any representation or warranty as to the Contributor Parties, the Purchased Coins or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

Article V

Covenants

Section 5.01.      Confidentiality. Each of the Buyer Parties and Contributor Parties (each a “Receiving Party”) shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Advisors to hold, in confidence any and all information, whether written or oral, concerning this Agreement, except to the extent that Receiving Party can show that such information: (a) is generally available to and known by the public through no fault of Receiving Party, any of its Affiliates, or their respective Advisors; or (b) is lawfully acquired by Receiving Party, any of its Affiliates, or their respective Advisors from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Receiving Party or any of its Affiliates or their respective Advisors are compelled to disclose any information concerning this Agreement by Governmental Order or Law, Receiving Party shall promptly notify such other Party in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Receiving Party shall use commercially reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02.      Delisting. Prior to the Closing, Contributor Parties will take all action necessary to cause the quotation or listing of Contributor Shares on any over-the-counter market to be terminated or delisted immediately prior to the Effective Time.

Section 5.03.      SEC Filings. (a) Buyer Parties will prepare a registration statement on Form S-1 or other applicable form, in form and substance reasonable satisfactory to the Contributor Parties, (the “Registration Statement”) to be filed by Buyer Parties with the SEC in connection with the issuance of Buyer Shares in exchange for the Closing Consideration pursuant to this Agreement. Buyer Parties and Contributor Parties each agree to cooperate, and to cause each of their Affiliates to cooperate in the preparation of the Registration Statement and to use its commercially reasonable efforts to cause the filing of the Registration Statement with the SEC within sixty (60) days following the date of this Agreement. Buyer Parties will use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness (including by filing any necessary amendments or supplements) of such Registration Statement until the Effective Time. Buyer Parties also agree to use all reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Contributor Parties agree to promptly furnish to Buyer Parties all information concerning the Contributor Parties, each of their Affiliates, officers, directors and shareholders as may be reasonably requested in connection with the foregoing, in a form appropriate for usage in such document or any such other use.

(b)      Contributor Parties and Buyer Parties each agree that none of the information supplied or to be supplied by Contributor Parties or Buyer Parties for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Contributor Parties and Buyer Parties each further agree that if any Contributor Parties or Buyer Parties becomes aware that any information furnished would cause any of the statements the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Parties thereof and to take appropriate steps to correct the Registration Statement.

(c)       Buyer Parties shall promptly provide Contributor Parties with all comment letters from the SEC or its staff pertaining to the Registration Statement relating to Contributor Parties. Contributor Parties will, upon request, promptly furnish Buyer Parties with all information concerning itself, each of their Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary, proper, desirable or advisable in order for Buyer Parties to respond promptly to any comments received from the SEC. Buyer Parties will advise each Contributor Party, promptly after Buyer Parties receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

Section 5.04.      Public Announcements. Unless otherwise required by applicable Law, no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.05.      Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Coins to Buyer.

Section 5.06.      Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be shared equally by each of the Parties when due. The Parties shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Parties shall cooperate with respect thereto as necessary).

Section 5.07.      Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.08.      Reasonable Best Efforts; Cooperation. Subject to the other terms of this Agreement, each Party shall, and shall cause their respective Affiliates and Advisors to, use its reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable and the conditions set forth in Article VI to be satisfied, its Affiliates and its and their respective Advisors in connection with any step required to be taken as a part of its obligations hereunder.

Section 5.09.      Data Transfer Matters. From and after the date hereof and through and following the Closing, Contributor Parties shall, and shall cause their respective Affiliates to, maintain or maintain with a third-party data management and retention firm, for the entirety of the applicable retention period and at least ninety (90) days thereafter, all information required to be maintained pursuant to, or to comply with, applicable Money Transmitter Requirements or Laws related to Sanctions.

Section 5.10.      Consents and Approvals. Each Party hereto shall, as promptly as possible, use its commercially reasonable efforts to make all filings, including, for the avoidance of doubt, the Registration Statement, and deliver all notices to all Governmental Authorities and other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents (“Requisite Filings”). Each Party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities and other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents (“Requisite Approvals”). Each Party shall cooperate fully with the other Party and its Affiliates in promptly making all Requisite Filings and seeking all Requisite Approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any Requisite Approvals.

Section 5.11.      Operation of the Contributor Parties. From the date hereof until the Closing, except as otherwise provided in this Agreement, as required by applicable Law, or as consented to in writing by Buyer Parties, Contributor Parties each shall (a) conduct the business of the Contributor Parties in the ordinary course of business consistent with past practice; and (b)  maintain and preserve intact the current organization, and business of the Contributor Parties and to preserve the rights, goodwill and relationships of its employees, independent contractors, customers, lenders, suppliers, regulators and others having business relationships with the Contributor Parties.

Section 5.12.      Plan of Dissolution and Liquidation. The Contributor Parties shall cause Contributor to take all actions necessary to adopt the Plan of Dissolution and Liquidation and to cause Contributor, following the Closing, to be dissolved and liquidated in accordance with the Plan of Dissolution and Liquidation (the “Dissolution”). The Plan of Dissolution and Liquidation shall remain in effect as of the Closing and shall not be amended, modified, repealed, revoked, withdrawn, or rescinded.

Article VI

Conditions to Closing

Section 6.01.      Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)        All Requisite Filings shall have been made and all applicable waiting periods and any extensions thereof shall have expired or been terminated;

(b)        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)        All Requisite Approvals shall have been received and shall be in effect, in form and substance reasonably satisfactory to both Parties, and all waiting periods related thereto and any extensions thereof shall have expired or been terminated.

Section 6.02.      Conditions to Obligations of Buyer Parties. The obligations of Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer Parties’ waiver, at or prior to the Closing, of each of the following conditions:

(a)        Other than the Fundamental Representations of Contributor Parties, the representations and warranties of Contributor Parties contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of Contributor Parties shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those Fundamental Representations of Contributor Parties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)        Contributor Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by them prior to or on the Closing Date applicable to such Contributor Party; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Contributor Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)        No Action shall have been commenced against Buyer Parties or Contributor Parties, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)        All approvals, consents and waivers that are listed in Schedule 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer Parties at or prior to the Closing.

(e)        From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)         Each Contributor Party, as applicable, shall have delivered to Buyer Parties duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 2.02(a).

(g)        All Encumbrances relating to the Purchased Coins shall have been released in full, and Contributor shall have delivered to Buyer Parties written evidence, in form reasonably satisfactory to Buyer Parties, of the release of such Encumbrances.

(h)        Buyer Parties shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Contributor Sponsor, on behalf of Contributor, that each of the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(e) have been satisfied (the “Contributor Closing Certificate”).

(i)          Each Contributor Party, as applicable, shall have delivered to Buyer Parties such other documents or instruments as Buyer Parties reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.03.      Conditions to Obligations of Contributor. The obligations of Contributor Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Contributor Parties’ waiver, at or prior to the Closing, of each of the following conditions:

(a)        Other than the Fundamental Representations of Buyer Parties, the representations and warranties of Buyer Parties contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of Buyer Parties shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)        Buyer Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date applicable to such Buyer Party; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer Parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)        No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)        Each Buyer Party, as applicable, shall have delivered to Contributor Parties duly executed counterparts to the Transaction Documents and such other documents and deliveries set forth in Section 2.02(b).

(e)        All approvals, consents and waivers that are listed in Section 3.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer Parties at or prior to the Closing.

(f)         Contributor Parties shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer Sponsor, on behalf of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g)        Each Buyer Party, as applicable, shall have delivered to Contributor Parties such other documents or instruments as Contributor Parties reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(h)        Contributor Parties shall have received one or more legal opinion(s) from the Buyer’s legal counsel (or other counsel as may be reasonable acceptable to the Contributor) substantially in the form of Exhibit B, dated as of the Closing Date, to the effect that beginning with its taxable year beginning on Date of Formation and ending with its taxable year that includes the Closing Date, that: (1) Buyer is not an association taxable as a corporation for Federal income tax purposes but will be classified as a grantor trust and will be governed by the provisions of subpart E of Part I of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the “Code”), (2) subject to the rules of Treas. Reg. § 1.671-5, income of the Buyer will be treated as income of each shareholder of the Contributor (each, a “Shareholder”) in proportion to their interest in Buyer after Closing, and an item of Buyer income will have the same character in the hands of a Shareholder as it would have if the Shareholder directly owned a pro rata portion of the Buyer’s assets and, subject to the rules of Treas. Reg. § 1.671-5, each Shareholder will be considered to have received his or her pro rata share of income derived from each Buyer asset when such income would be considered to be received by the Shareholder if the Shareholder directly owned a pro rata portion of the Buyer’s assets, (3) Contributor (and upon liquidation of Contributor, each Shareholder) will be considered the owner of a pro rata portion of the Buyer’s assets under the grantor trust rules of Sections 671-679 of the Code and (4) the tax discussion under the caption United States Federal Income Tax Consequences in the Registration Statement correctly describes the material aspects of the U.S. federal income tax treatment of the transactions to be consummated pursuant to this Agreement.

(i)         Contributor Parties shall have received a legal opinion from the Buyer’s legal counsel (or other counsel as may be reasonable acceptable to the Contributor) substantially in the form of Exhibit D, dated as of the Closing Date, that Contributor (nor upon liquidation of Contributor, each Shareholder) will not be required to recognize gain or loss by reason of the transactions to be consummated pursuant to this Agreement.

Article VII

Indemnification

Section 7.01.       Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from Closing.

Section 7.02.      Indemnification by Contributor Sponsor. Subject to the other terms and conditions of this Article VII, from and after Closing, Contributor Sponsor shall indemnify and defend each Buyer Party and their respective Affiliates and Advisors (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to: (a) any inaccuracy in or breach of any of the representations or warranties of Contributor Parties contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); (b) any inaccuracy or omission in the information provided by Contributor Parties to Buyer Parties pursuant to Section 5.03; or (c) any Third-Party Claim based upon, resulting from, or arising out of the Dissolution. For purposes of this Agreement, “Third-Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or an Advisor of the foregoing.

Section 7.03.      Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, from and after Closing, Buyer Parties shall indemnify and defend each Contributor Party and their respective Affiliates and Advisors (collectively, the “Contributor Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Contributor Indemnitees based upon, arising out of, or with respect to: (a) any inaccuracy in or breach of any of the representations or warranties of Buyer Parties contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or (b) any Third-Party Claim based upon, resulting from, or arising out of the Dissolution.

Section 7.04.      Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other Party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a Party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not promptly assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Losses resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.05.      Exclusive Remedies. The Parties acknowledge and agree that except for (a) instances of any fraud, willful misconduct or intentional misrepresentation, and (b) the Parties rights to enforce any right or make any claim under, pursuant to or related to the provisions of any Transaction Document in accordance with the provisions thereof, from and after the Closing, the indemnification provided to a Party pursuant to, and subject to the terms and limits set forth in, this Article VII will be the sole and exclusive remedy of the Parties hereto following Closing with respect to the subject matter of this Agreement or the transactions contemplated hereby.

Article VIII

Termination

Section 8.01.      Termination. This Agreement may be terminated at any time prior to the Closing:

(a)        by the mutual written consent of Contributor Parties and Buyer Parties;

(b)        by Buyer Parties by written notice to Contributor Parties if:

(i)         Buyer Parties are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Contributor Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Contributor Parties within thirty (30) days of Contributor Parties’ receipt of written notice of such breach from Buyer Parties; or

(ii)        any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2024, unless such failure shall be due to the failure of Buyer Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)        by Contributor Parties by written notice to Buyer Parties if:

(i)         Contributor Parties are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Buyer Parties within thirty (30) days of Buyer Parties’ receipt of written notice of such breach from Contributor Parties; or

(ii)        any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2024, unless such failure shall be due to the failure of Contributor Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)        by Buyer Parties or Contributor Parties in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable, or (iii) there has been any Material Adverse Effect.

Section 8.02.      Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a)        as set forth in Section 5.01, Article VII, this Article VIII, and Article IX hereof; and

(b)        that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

Article IX

Miscellaneous

Section 9.01.      Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses; provided, however, that the Contributor Parties shall reimburse Buyer Parties for one-half (1/2) of the reasonable fees, costs and expenses incurred by the Buyer Parties in connection with the legal opinion described in Section 6.03(i) within thirty (30) days following receipt of an invoice therefore.

Section 9.02.      Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to Contributor Parties:	Osprey Funds LLC
1241 Post Road, 2nd Floor
Fairfield, CT 06824
Attention: Greg King
Email: GKing@rexfin.com

with a copy to:	Morgan, Lewis & Bockius LLP
1111 Pennsylvania Ave NE
Washington, DC 20004
Attention: Erin Martin and Andrew Ray
Email: Erin.Martin@morganlewis.com
Andrew.Ray@morganlewis.com

If to Buyer Parties:	Bitwise Investment Advisers, LLC
250 Montgomery Street, Suite 200
San Francisco, California 94104
Email: katherine@bitwiseinvestments.com
Attention: Katherine Dowling, Esq.

with a copy to:	Chapman and Cutler LLP
320 South Canal Street
Chicago, Illinois 60606
Attention: James M. Audette and Richard Coyle
Email: audette@chapman.com
coyle@chapman.com

Section 9.03.      Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04.      Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 9.05.      Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06.      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Parties may assign this Agreement or their rights or obligations hereunder without the prior written consent of the other Party. Any purported assignment in violation of this Section shall be null and void.

Section 9.07.      Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by the Parties hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 9.08.     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)      Any legal suit, action or proceeding arising out of or based upon this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall be instituted in the Delaware Chancery Court or to the extent such court declines jurisdiction, first to any federal court, or second, in the state courts of the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)       Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the Transaction Documents is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby. Each Party to this Agreement certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.08(c).

Section 9.09.      Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10.      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

In Witness Whereof, the Parties hereto have caused this Agreement to be executed as of the date first written above.

Contributor Parties

Osprey Funds, LLC

By:
	Name:	Gregory D. King
	Title:	CEO

Osprey Bitcoin Trust

By:
	Name:	Gregory D. King
	Title:	CEO, Osprey Funds, LLC

Buyer Parties

Bitwise Investment Advisers, LLC

By:
Name: Hunter Horsley
Title: President and Treasurer

Bitwise Bitcoin ETF

By:	Bitwise Investment Advisors, LLC, its Sponsor

By:
Name: Hunter Horsley
Title: President and Treasurer

Signature Page to the Asset Purchase Agreement

In Witness Whereof, the Parties hereto have caused this Agreement to be executed as of the date first written above.

Contributor Parties

Osprey Funds, LLC

By:
Name:
Title:

Osprey Bitcoin Trust

By:
Name:
Title:

Buyer Parties

Bitwise Investment Advisers, LLC

By:
Name: Hunter Horsley
Title: President and Treasurer

Bitwise Bitcoin ETF

By:	Bitwise Investment Advisors, LLC, its Sponsor

By:
Name: Hunter Horsley
Title: President and Treasurer

Signature Page to the Asset Purchase Agreement

Exhibit A

Definitions

For the purposes of this Agreement the following terms shall have the following meanings:

“Actions” has the meaning set forth in Section 3.05.

“Advisors” means, with respect to any Person, any directors, officers, employees, investment bankers, financial advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.

“Affiliate” means of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the preamble.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.06(d).

“Authentication Credentials” has the meaning set forth in Section 3.03(b).

“Bill of Sale and Assignment” has the meaning set forth in Section 2.02(i).

“Bitcoin” means, with respect to Cryptocurrency, one coin or token or full unit of such Bitcoin; provided that, notwithstanding anything to the contrary herein, for purposes of this Agreement, (i) references to “Bitcoins” shall mean more than one Bitcoin and may include fractional Bitcoins in excess of one (1) Bitcoin, and (ii) as the context requires, “Bitcoin” may refer to a fraction of one (1) Bitcoin.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 6.03(f).

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Buyer Shares” means the common shares of beneficial interest of Buyer.

“Charter Documents” means, with respect to any Person, as applicable, its articles of incorporation or certificate of incorporation, articles of organization, bylaws, certificate of formation, limited liability company agreement, certificate of trust, trust agreement, declaration of trust, or other applicable organizational and governance documents.

“Closing” has the meaning set forth in Section 2.01.

“Closing Consideration” means a number of whole Buyer Shares, rounded down to the nearest whole Buyer Share, equal to the quotient of (x) the Per Bitcoin Unit Price as of the Effective Time multiplied by the number of Purchased Coins divided (y) by the NAV per Buyer Share on the Pricing Date.

“Closing Date” has the meaning set forth in Section 2.01.

“Contributor” has the meaning set forth in the preamble.

“Contributor Closing Certificate” has the meaning set forth in Section 6.02(h).

“Contributor Indemnitees” has the meaning set forth in Section 7.03.

“Contributor Shares” means the common shares of beneficial interest of Contributor.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Cryptocurrency” means a digital or crypto currency, asset, token or coin in which transactions are verified and records are maintained by a decentralized system using cryptography, rather than by a centralized authority.

“Effective Time” has the meaning set forth in Section 2.01.

“Encumbrance” has the meaning set forth in Section 3.02.

“Excluded Assets” has the meaning set forth in Section 1.02.

“FCPA” has the meaning set forth in Section 3.06(b).

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Authority of Contributor), Section 3.02 (No Conflicts or Consents), Section 3.03 (Cryptocurrency), Section 3.04 (Title to Purchased Coins; Exclusive Ownership), Section 3.08 (Brokers), Section 4.01 (Organization and Authority of Buyer), Section 4.03 (Brokers).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” has the meaning set forth in Section 3.02.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Knowledge” means the actual knowledge after reasonable inquiry all officers, directors, and employees of each of the respective Parties.

“Law” has the meaning set forth in Section 3.02.

“Liabilities” has the meaning set forth in Section 1.03.

“Losses” has the meaning set forth in Section 7.02.

“Material Adverse Effect” means any matter, event, change, development, occurrence, circumstance, condition, occurrence or effect (each, an “Effect”) that has had or would reasonably be expected to have, individually or in the aggregate with all other Effects a material adverse effect on, (x) the Purchased Coins, taken as whole or (y) the ability of Contributor Parties to perform their obligations under this Agreement or any of the Transaction Documents; provided, however, that with respect to clause (x) none of the following shall constitute, or be taken into account in determining whether or not there has been, a Material Adverse Effect: (i) Effects in, arising from or relating to general business or economic conditions affecting the industry in which Contributor Parties operates; (ii) Effects in, arising from or relating to financial, banking, securities or Cryptocurrency markets (including any disruption of any of the foregoing markets), (iii) any decline or rise in the price of any security, commodity, contract, Cryptocurrency or index; (iv) Effects in, arising from or relating to changes in, Laws or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Authority related to the industry in which Contributor and its Affiliates operate, except where any such event or decline has had or would reasonably be expected to have a materially disproportionate adverse impact on Contributor Parties as compared to other participants in the industry in which the Contributor Parties operate.

“Money Transmitter Requirements” mean any and all Laws and contracts with a Governmental Authority relating or pertaining to the business of transmitting or remitting money, monetary value or virtual currency, electronic funds transfers, remittances, issuing or selling stored value, prepaid access or the like, issuing or selling payment instruments, the custody, transfer or exchange of money, monetary value or virtual currency, or any similar payment or money services, including those related to money, monetary value, or Cryptocurrency.

“NAV per Buyer Share” for a particular date means the net asset value of Buyer, as determined in accordance with Buyer’s Registration Statement on Form S-1 (File No. 333-260235), divided by the total number of Buyer Shares outstanding, in each case as of 4:00 p.m. Eastern Time on such date.

“OFAC” has the meaning set forth in Section 3.06(c).

“Parties” has the meaning in the preamble.

“Party” has the meaning in the preamble.

“Per Bitcoin Unit Price” means the price per Bitcoin determined by reference to the CME CF Bitcoin Reference Rate – New York Variant.

“Person” has the meaning set forth in Section 3.02.

“Plan of Dissolution and Liquidation” means that certain plan of dissolution and liquidation adopted by Contributor substantially in the form attached hereto as Exhibit C.

“Pricing Date” means the close of business on the business day prior to the Closing Date.

“Purchased Coins” has the meaning set forth in Section 1.01.

“Receiving Party” has the meaning set forth in Section 5.01.

“Registration Statement” has the meaning set forth in Section 5.03.

“Requisite Approvals” has the meaning set forth in Section 5.10.

“Requisite Filings” has the meaning set forth in Section 5.10.

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union); (b) any Person operating, organized, or resident in a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (“Sanctioned Country”); (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” has the meaning set forth in Section 3.06(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” has the meaning set forth in Section 3.07.

“Third-Party Claim” has the meaning set forth in Section 7.02(d).

“Transaction Documents” means this Agreement, the Bill of Sale and Assignment, the Plan of Dissolution and Liquidation, and any other document executed and delivered by the Parties pursuant to the terms of this Agreement.

Exhibit B

Form of Section 6.03(h) Legal Opinion(s)

[Chapman and Cutler LLP Letterhead]

_________ ___, 2024

Bitwise Bitcoin ETF	Osprey Bitcoin Trust
Bitwise Investment Advisers, LLC	Osprey Funds, LLC
250 Montgomery Street, Suite 200	1241 Post Road, 2nd Floor
San Francisco, California 94104	Fairfield, CT 06824
Attention: Katherine Dowling, Esq.	Attention: Greg King

Bitwise Investment Advisers, LLC	Osprey Funds, LLC
250 Montgomery Street, Suite 200	1241 Post Road, 2nd Floor
San Francisco, California 94104	Fairfield, CT 06824
Attention: Katherine Dowling, Esq.	Attention: Greg King

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to the Bitwise Bitcoin ETF, a Delaware statutory trust (the “Acquiring Fund”), and Osprey Bitcoin Trust, a Delaware statutory trust (the “Target Fund”) in connection with the acquisition of certain by the Acquiring Fund of all of the Target Fund’s Bitcoins, as well as the Target Fund’s books and records (collectively, the “Contribution”), in exchange for Shares in the Acquiring Fund pursuant to that certain Asset Purchase and Contribution Agreement dated as of August 26, 2024 (the “Agreement”), by and between the Acquiring Fund, the Target Fund, Osprey Funds, LLC, a Delaware limited liability company (the “Target Fund Sponsor”) and Bitwise Investment Advisers, LLC, a Delaware limited liability company (the “Acquiring Fund Sponsor”). Terms not defined in this opinion have the meanings given to such terms in the Agreement.

Assumptions

In our examination, we have assumed the legal capacity of natural persons, the authenticity of all documents submitted to us as original, the conformity to original documents of all documents submitted to us as translations or certified or photostatic copies and the authenticity of the originals of such latter documents. We have further assumed that (i) each of the parties to the Agreement will fully comply with all of its obligations thereunder without amendment or waiver, (ii) all representations and warranties in the Agreement are true and correct as of the date of this opinion and (iii) there are not, and will not be any, arrangements, understandings or agreements among any of the parties relating to the investment in the Acquired Positions and the Existing Portfolio other than those expressly set forth in the Acquired Positions and the Existing Portfolio.

We have also assumed based upon your representations to us that the facts as described in the Factual Background section of this opinion is accurate in all material respects. We have further assumed that all representations made to us by the Advisor are true.

Board of Trustees

_________, 2024

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations (the “Regulations”), judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof.

Opinions

Based upon the foregoing, and subject to the discussion and limitations described below, it is our opinion that:

(1)	Acquiring Fund is not an association taxable as a corporation for Federal income tax purposes but will be classified as a grantor trust and will be governed by the provisions of subpart E of Part I of subchapter J (relating to trusts) of chapter 1, of the Code,

(2)	Subject to the rules of Treas. Reg. § 1.671-5, (i) income of the Acquiring Fund will be treated as income of each shareholder of the Target Fund (each, a “Shareholder”) in proportion to their interest in Acquiring Fund after Closing, (ii) an item of Acquiring Fund income will have the same character in the hands of a Shareholder as it would have if the Shareholder directly owned a pro rata portion of the Acquiring Fund’s assets and, (iii) subject to the rules of Treas. Reg. § 1.671-5, each Shareholder will be considered to have received his or her pro rata share of income derived from each Acquiring Fund asset when such income would be considered to be received by the Shareholder if the Shareholder directly owned a pro rata portion of the Buyer’s assets,

(3)	Target Fund (and upon liquidation of Target Fund, each Shareholder) will be considered the owner of a pro rata portion of the Acquiring Fund’s assets under the grantor trust rules of Sections 671-679 of the Code and

(4)	the tax discussion under the captions [United States Federal Income Tax Consequences][1] in the Registration Statement correctly describes the material aspects of the U.S. federal income tax treatment of the transactions to be consummated pursuant to the Agreement..

Limitations

Our opinion is based on relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the relevant authorities and law may cause the tax treatment to be materially different from that described above. Our opinion represents only our legal judgment and, unlike a tax ruling, is binding neither on the IRS nor a court of law and has no official status of any kind. The IRS or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case.

1       Note To Draft: Sections to be included upon finalization of the S-1.

Board of Trustees

_________, 2024

These opinions, as qualified and limited herein, are strictly limited to the Acquiring Fund, the Target Fund, and their respective investors and applying the Assumptions above for U.S. federal income tax purposes, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States federal, state, local or foreign law.

This opinion is limited in scope. There may be material issues affecting the transaction that are not discussed herein. This opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on the taxpayer unless the issues are specifically addressed by the opinion.

Sincerely,

Chapman and Cutler llp

PDC/H_M

Exhibit C

Form of Plan of Dissolution and Liquidation

Exhibit C

Form of

Osprey Bitcoin Trust

PLAN OF LIQUIDATION AND DISSOLUTION OF TRUST

This Plan of Liquidation and Dissolution of Series (the “Plan”) is made by Osprey Funds, LLC (the “Sponsor”), a Delaware limited liability company, with respect to Osprey Bitcoin Trust (the “Trust”), a Delaware statutory trust. The Trust was formed on January 3, 2019 by the filing of the Certificate of Trust with the Delaware Secretary of State in accordance with the provisions of the Delaware Statutory Trust Act (“DSTA”). The Trust operates pursuant to the Second Amended and Restated Declaration of Trust and Trust Agreement (as amended from time to time, the “Trust Agreement”). This Plan is intended to accomplish the complete liquidation and dissolution of the Trust in conformity with all provisions of Delaware law, the DTSA, the Internal Revenue Code of 1986, as amended (the “Code”) and the Trust Agreement.

WHEREAS, the Sponsor and the Trust have entered into that certain Asset Purchase and Contribution Agreement by and among Bitwise Investment Advisers, LLC, Bitwise Bitcoin ETF (“Bitwise”), the Sponsor and the Trust, dated as of August 26, 2024 (the “APA”);

WHEREAS, pursuant to the APA, (i) in consideration for the sale of all of the Trust’s Bitcoin, the Trust received common shares of beneficial interest of Bitwise (the “Bitwise Shares”);

WHEREAS, the Sponsor has determined, on behalf of the Trust, that it is in the best interests of the Trust and its unitholders to liquidate and dissolve the Trust;

WHEREAS, the Trust is treated as a grantor trust for U.S. federal income tax purposes such that unitholders are deemed to directly own a pro rata amount of the Trust’s assets; and

WHEREAS, by resolutions of the Board of Directors of the Sponsor (the “Board”), on [•], 2024, the Board considered and adopted this Plan as the method of liquidating and dissolving the Trust in accordance with applicable provisions of Delaware law and the Trust Agreement, including but not limited to Section 12.1(b)(v) of the Trust Agreement.

NOW, THEREFORE, the liquidation and dissolution of the Trust shall be carried out in the manner hereinafter set forth.

1.          Purpose of the Plan. The fundamental purpose of the Plan is to (i) complete the Pre-Liquidation (as defined below), (ii) pay all of the existing obligations and liabilities of the Trust and (iii) distribute the Company’s remaining assets to the unitholders of the Trust (the “Unitholders”) in accordance with the Trust Agreement.

2.          Pre-Liquidation Distribution. Prior to the Effective Date (as defined below), the Trust shall distribute the Bitwise Shares held by the Trust to the Unitholders on a pro-rata basis (the “Pre-Liquidation Distribution”).

3.          Effective Date of the Plan. This Plan shall become effective with respect to the Trust on [•], 2024 (the “Effective Date”).

4.          Liquidation. As soon as practicable following the Effective Date, the Trust shall be liquidated (the “Liquidation”).

5.          Cessation of Business. Upon the Effective Date, the Trust shall not engage in any business activities, except for the purposes of winding up its business and affairs, and shall distribute the Trust’s assets to its unitholders in accordance with the provisions of this Plan; provided, however, that the Trust may continue to carry on its activities with regard to its existing unitholders and assets, until the final liquidating distribution to its unitholders has been made.

6.          Restriction of Transfer and Redemption of Units. The proportionate interests of unitholders in the assets of the Trust shall be fixed on the basis of their respective unitholdings at the close of business on [•], 2024 (the “Closing Date”). On such date, the books of the Trust shall be closed. Thereafter, unless the books are reopened because the Plan cannot be carried into effect under the laws of the state of Delaware or otherwise, the unitholders’ respective interests in the Trust’s assets shall not be transferable or redeemable.

7.          Liquidation of Assets. As soon as it is reasonable and practicable after the Effective Date, but in no event later than [•] (the “Liquidation Period”), all assets of the Trust not already converted to cash or cash equivalents shall be converted to cash or cash equivalents.

8.          Liabilities. During the Liquidation Period, the Sponsor, on behalf of the Trust, shall pay, discharge, or otherwise provide for the payment or discharge of, any and all liabilities and obligations of the Trust. If the Sponsor is unable to pay, discharge or otherwise provide for any liabilities of the Trust during the Liquidation Period, the Sponsor, on behalf of the Trust, may, however, retain cash or cash equivalents in an amount that it estimates is necessary to discharge any unpaid liabilities and obligations of the Trust on the Trust’s books as of the Liquidation Date (as defined in paragraph 7), including, but not limited to, income dividends and capital gains distributions, if any, payable for the period prior to the Liquidation Date (as defined below), and (ii) pay such contingent liabilities as the Sponsor’s officers shall reasonably deem to exist against the assets of the Trust on the Trust’s books.

9.          Distribution to Unitholders. The Trust’s assets will be distributed ratably among the Trust’s unitholders of record at the close of business on [•] (the “Liquidation Date”) in one or more cash payments no later than the end of the Liquidation Period. The first distribution of the Trust’s assets is expected to consist of cash representing substantially all the assets of the Trust, less the amount reserved pursuant to paragraph 8 to pay creditors of the Trust.

If the Trust is unable to make distributions to all of the Trust’s unitholders because of the inability to locate unitholders to whom distributions in cancellation and redemption of Trust units are payable, the Sponsor may create, in the name and on behalf of the Trust, a trust with a financial institution and, subject to applicable abandoned property laws, deposit any remaining assets of the Trust in such trust for the benefit of the unitholders.

10.        Receipt of Cash or Other Distributions After the Liquidation Date. Following the Liquidation Date, if the Trust receives any form of cash or is entitled to any other distributions that it had not recorded on its books on or before the Liquidation Date, except as otherwise described below, such cash or other distribution will be disbursed in the following manner:

(a)	The Sponsor will determine the unitholders of record of the Trust as of the Liquidation Date.

(b)	The Sponsor will then identify the unitholders of record as of the Liquidation Date who would be entitled to a pro rata share of the cash or distribution received by the Trust (net of all expenses associated with effecting the disposition of such cash or distribution).

(c)	The Sponsor will then be responsible for disbursing to each such unitholder of record, identified in accordance with paragraph 10.b above, their pro rata portion of the cash.

(d)	If there are no unitholders entitled to receive such proceeds, any cash or distribution will be distributed to the Sponsor.

11.       Powers of Board of Directors. The Sponsor’s Board and, subject to the direction of the Board, its officers shall have authority to do or authorize any or all acts and things as provided for in this Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the DTSA or any other applicable laws. The death, resignation or disability of any director or any officer of the Sponsor shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in the Plan.

12.       Amendment of Plan. Subject to Section 5.12 of the APA, the Board shall have the authority at any time to authorize variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effect the liquidation of the Trust, and the distribution of the Trust’s net assets to its unitholders in accordance with the laws of the State of Delaware, the DTSA, the Code, the APA and the Trust Agreement, if the Board determines that such action would be advisable and in the best interests of the Trust and its unitholders.

13.        Termination of Plan. Subject to Section 5.12 of the APA, this Plan and the transactions contemplated hereby may be terminated and abandoned by resolution of the Sponsor’s Board at any time prior to the Liquidation Date if circumstances should develop that, in the opinion of the Board, in its sole discretion, make proceeding with this Plan inadvisable for the Trust.

14.        Filings. As soon as practicable after the final distribution of the Trust’s assets to unitholders following the consummation of the APA, the Sponsor shall file notice of liquidation and dissolution of the Trust and any other documents as are necessary to effect the liquidation and dissolution of the Trust in accordance with the requirements of the APA, the Trust Agreement, Delaware law, the Code, any applicable securities laws, and any rules and regulations of the U.S. Securities and Exchange Commission or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Trust is so qualified, as well as the preparation and filing of any tax returns, including, but not limited to the Trust’s final income tax returns, Forms 966, 1096 and 1099.

15.        Further Assurances. The Trust shall take such further action, prior to, at, and after the Liquidation Date, as may be necessary or desirable and proper to consummate the transactions contemplated by this Plan.

16.        Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Delaware.

[Signature Page Follows]

Exhibit D

Form of Section 6.03(i) Legal Opinion

[Chapman and Cutler llp Letterhead]

_________ ___, 2024

Bitwise Bitcoin ETF	Osprey Bitcoin Trust
Bitwise Investment Advisers, LLC	Osprey Funds, LLC
250 Montgomery Street, Suite 200	1241 Post Road, 2nd Floor
San Francisco, California 94104	Fairfield, CT 06824
Attention: Katherine Dowling, Esq.	Attention: Greg King

Bitwise Investment Advisers, LLC	Osprey Funds, LLC
250 Montgomery Street, Suite 200	1241 Post Road, 2nd Floor
San Francisco, California 94104	Fairfield, CT 06824
Attention: Katherine Dowling, Esq.	Attention: Greg King

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to the Bitwise Bitcoin ETF, a Delaware statutory trust (the “Acquiring Fund”), and Osprey Bitcoin Trust, a Delaware statutory trust (the “Target Fund”) in connection with the acquisition of certain by the Acquiring Fund of all of the Target Fund’s Bitcoins, as well as the Target Fund’s books and records (collectively, the “Contribution”), in exchange for Shares in the Acquiring Fund pursuant to that certain Asset Purchase and Contribution Agreement dated as of August 26, 2024 (the “Agreement”), by and between the Acquiring Fund, the Target Fund, Osprey Funds, LLC, a Delaware limited liability company (the “Target Fund Sponsor”) and Bitwise Investment Advisers, LLC, a Delaware limited liability company (the “Acquiring Fund Sponsor”). Terms not defined in this opinion have the meanings given to such terms in the Agreement.

Assumptions

In our examination, we have assumed the legal capacity of natural persons, the authenticity of all documents submitted to us as original, the conformity to original documents of all documents submitted to us as translations or certified or photostatic copies and the authenticity of the originals of such latter documents. We have further assumed that (i) each of the parties to the Agreement will fully comply with all of its obligations thereunder without amendment or waiver, (ii) all representations and warranties in the Agreement are true and correct as of the date of this opinion and (iii) there are not, and will not be any, arrangements, understandings or agreements among any of the parties relating to the investment in the Acquired Positions and the Existing Portfolio other than those expressly set forth in the Acquired Positions and the Existing Portfolio.

We have also assumed based upon your representations to us that the facts as described in the Factual Background section of this opinion is accurate in all material respects. We have further assumed that all representations made to us by the Advisor are true.

Board of Trustees

_________, 2024

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations (the “Regulations”), judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof.

Opinions

Based upon the foregoing, and subject to the discussion and limitations described below, it is our opinion that neither Target Fund (nor upon liquidation of Target Fund, each Shareholder) will be required to recognize gain or loss solely by reason of the transaction contemplated in the Agreement.

Limitations

Our opinion is based on relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the relevant authorities and law may cause the tax treatment to be materially different from that described above. Our opinion represents only our legal judgment and, unlike a tax ruling, is binding neither on the IRS nor a court of law and has no official status of any kind. The IRS or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case.

These opinions, as qualified and limited herein, are strictly limited to the Acquiring Fund, the Target Fund, and their respective investors and applying the Assumptions above for U.S. federal income tax purposes, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States federal, state, local or foreign law.

This opinion is limited in scope. There may be material issues affecting the transaction that are not discussed herein. This opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on the taxpayer unless the issues are specifically addressed by the opinion.

Sincerely,

Chapman and Cutler llp

PDC/H_M